QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contacts	Financial: Stephen C. Forsyth 203-969-0666 ext. 425 stephen.forsyth@hexcel.com
Media: Michael W. Bacal 203-969-0666 ext. 426 michael.bacal@hexcel.com

HEXCEL CORPORATION ANNOUNCES CLOSING OF SECONDARY OFFERING
OF SHARES BY INVESTORS PURSUANT TO REGISTRATION RIGHTS

        STAMFORD, CT, August 9, 2005—Hexcel Corporation (NYSE/PCX: HXL) today announced the closing of a secondary offering of 14,500,000 shares of common stock by certain of its stockholders.

        All of the 14,500,000 shares were sold by stockholders of Hexcel. Approximately 9.1 million of the shares were sold by affiliates of The Goldman Sachs Group, Inc., which now hold approximately 15.5% of Hexcel's total voting power. Approximately 6.4 million of the shares were sold by affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC, which together now hold approximately 12.7% of Hexcel's total voting power. Up to an additional 2.175 million shares may be sold if the underwriters exercise their over-allotment option any time on or prior to September 2, 2005. Any shares sold pursuant to this option would be sold by the Berksire/Greenbriar selling stockholders.

        The joint book-running managers for the offering were Goldman, Sachs & Co. and Credit Suisse First Boston LLC. Deutsche Bank Securities Inc. was lead manager and Bear, Stearns & Co. Inc., Jefferies Quarterdeck, a division of Jefferies & Company, Inc., Ryan Beck & Co., Inc. and Wedbesh Morgan Securities Inc. were co-managers in the offering.

        This press release is neither an offer to sell nor the solicitation of an offer to buy the common stock, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful. Any offers of the common stock will be made only by means of a prospectus, copies of which may be obtained by contacting Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 (Tel: 212-902-1000) or Credit Suisse First Boston LLC, One Madison Avenue, New York, NY 10010 (Tel: 212-325-2580).

*    *    *

        Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.

QuickLinks

  Exhibit 99.3